CONSULTING AGREEMEN
1. Parties

CONSULTING AGREEMENT dated as of June 7.2006 between Stem Cell Therapy International, Inc:. a NV corporation having an office at 2203 North Lois Ave., 9th floor suite 901, Tatnpa. F]oridA 33607 (the "Company") and Rick Langley, with executive offices located at 8233 Roxbury Road; LA CA 90069 (the "Consultant").

2.  Recitals

2.1. This Agreement is made with reference to the following facts and circumstances.

(a.) The Company wishes to engage the services of the Consultant to advise and consult with the Company on certain business matters in foreign and domestic markets as set forth in this Agreement.

(b) Tbe Conaultant is willing 'to accept such engagement.on the terms set forth in this Agreement.

     2.2. In consideration of the prerrrlse8, and for other good and valuable consideration. the receipt of which is hereby acknowledged,. the Company and the Consultant agree as follows: .

3,  Engagement

3.1. The Company hereby engages. the services of the Consultant, as an independent oorrtractor for a period of six months beginning on June 7, 2006 and ending on December 7,. 2006 (the "Term"). and the Consultant hereby accepts such engagement, for the purposes set forth in section 3.2.

3.2. The scope of the services to be rendered by the Consultant to the Company include and are limited to the following:

(a) The Consultant shall advise and consult with the Company's board of directors and executive officers regarding the Company's merger and acquisition strategies, including the evaluation of targets and the structuring of transactions in Europe and other markets.

4.  Consulting  Fees  and  Expenses


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4.2.  Termination

This Agreement may not, under any circumstances, be terminated during the course of the 90-day consulting period. The Company acknowledges that the Consultant will upon execution of the first week of the agreement provide introductions and services to be measured in terms of the agreed upon compensation package,

5.  Miscellaneous

5.1  Relationship

The relationship between the Company and the Consultant created by this Agreement is that of independent contractors. The Consultant. is not, by virtue of this Agreement, and shall not for any purpose: be deemed to be: hereunder, an officer, employee, agent or affiliate of the Company. The services to be rendered by the Consultant pursuant to this Agreement do not include the services or activities of an Investment Advisor, as that term is defined by U.S. federal or state laws and. in performing services under this Agreement. the Consultant shall not be deemed to be an Investment Advisor under such laws.

5.2,  Indemnity

The Company hereby agrees to defend, indemnify, and hold the Consultant harmless from and against any and all claims, damages, judgments, penalties. costs, and expenses (including attorney fees and court costs now or hereafter arising from the enforcement of this clause) arising directly or indirectly from the activities of the Consultant under this Agreement, or from the activities of the Company or any of its shareholders, officers. directors, employees, agents or affiliates, whether such claims are asserted by any governmental agency or any other person. This indemnity shall survive termination of this Agreement.

5.3.  Governing  Law

This Agreement and the Note shall be governed by, and construed in accordance with the State of California. The courts of Los Angeles, California shall have exclusive jurisdiction for any action arising out of or related to this Agreement.
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IN  WI1NESS  WHEREOF,  the parties have executed this Agreement, effective as of the  date  first  above  written.

The Consultant:                    The Company:
By:  /s/ Rick Langley              Stem Cell Therapy International, Inc.

Name:  Rick Langley                By:  /s/ Calvin Cao
Date signed:  6-0-06               Name:  Calvin Cao
                                   Title:  CEo
                                   Date signed:  6/8/06